Exhibit 3.1(a)

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
HEARTLAND PAYMENT SYSTEMS, INC.

Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of the State of Delaware

Heartland Payment Systems, Inc. (the “Corporation”) is a corporation organized and existing under the General Corporation Law of the State of Delaware. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware on June 16, 2000.  A Certificate of Amendment was filed with the Secretary of State of Delaware on September 29, 2000. The provisions of the Certificate of Incorporation are hereby amended and restated so as to read, in their entirety, as follows:

ARTICLE 1.

The name of the corporation is Heartland Payment Systems, Inc.

ARTICLE 2.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law as the same exists or may hereafter be amended (“Delaware Law”).

ARTICLE 3.

The Corporation shall have perpetual duration.

ARTICLE 4.

The registered office of the Corporation in Delaware is the Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808, and the name of its registered agent is The Corporation Service Company.

ARTICLE 5.

(a)           Authorized Capital Stock.  The total number of shares of capital stock which the Corporation is authorized to issue shall be 35,000,000 shares, consisting of 25,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), and 10,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).

(b)           Common Stock. All shares of Common Stock shall be voting shares and shall be entitled to one vote per share. Holders of Common Stock shall not be entitled to cumulate their votes in the election of directors and shall not be entitled to any preemptive rights to acquire shares of any class or series of capital stock of the Corporation. Subject to any preferential rights of holders of Preferred Stock, holders of Common Stock shall be entitled to receive their pro rata shares, based upon the number of shares of Common Stock held by them, of such dividends or other distributions as may be declared by the board of directors from time to time and of any distribution of the assets of the Corporation upon its liquidation, dissolution or winding up, whether voluntary or involuntary.

(c)           Preferred Stock. The board of directors of the Corporation is hereby authorized to provide, by resolution or resolutions adopted by such board, for the issuance of Preferred Stock from time to time in one or more classes and/or series, to establish the number of shares of each such class or series, and to fix the powers, designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, of the shares of each such class or series, all to the full extent permitted by Delaware Law. Without limiting the generality of the foregoing, the board of directors is authorized to provide that shares of a class or series of Preferred Stock:

(1)           are entitled to cumulative, partially cumulative or noncumulative dividends or other distributions in payable in cash, capital stock or indebtedness of the Corporation or other property, at such times and in such amounts as are set forth in the board resolutions establishing such class or series or as are determined in a manner specified in such resolutions;

(2)           are entitled to a preference with respect to payment of dividends over one or more other classes and/or series of capital stock of the Corporation:

(3)           are entitled to a preference with respect to any distribution of assets of the Corporation upon its liquidation, dissolution or winding up over one or more other classes and/or series of capital stock of the Corporation in such amount as is set forth in the board resolutions establishing such class or series or as is determined in a manner specified in such resolutions;

(4)           are redeemable or exchangeable at the option of the Corporation and/or on a mandatory basis for cash, capital stock or indebtedness of the Corporation or other property, at such times or upon the occurrence of such events, and at such prices, as are set forth in the board resolutions establishing such class or series or as are determined in a manner specified in such resolutions;

(5)           are entitled to the benefits of such sinking fund, if any, as is required to be established by the Corporation for the redemption and/or purchase of such shares by the board resolutions establishing such class or series;

(6)           are convertible at the option of the holders thereof into shares of any other class or series of capital stock of the Corporation, at such times or upon the occurrence of such events, and upon such terms, as are set forth in the board resolutions establishing such class or series or as are determined in a manner specified in such resolutions;

(7)           are exchangeable at the option of the holders thereof for cash, capital stock or indebtedness of the Corporation or other property, at such times or upon the occurrence of such events, and at such prices, as are set forth in the board resolutions establishing such class or series or as are determined in a manner specified in such resolutions;

(8)           are entitled to such voting rights, if any, as are specified in the board resolutions establishing such class or series (including, without limiting the generality of the foregoing, the right to elect one or more directors voting alone as a single class or series or together with one or more other classes and/or series of Preferred Stock, if so specified by such board resolutions) at all times or upon the occurrence of specified events; and

(9)           are subject to restrictions on the issuance of additional shares of Preferred Stock of such class or series or of any other class or series, or on the reissuance of shares of Preferred Stock of such class or series or of any other class or series, or on increases or decreases in the number of authorized shares of Preferred Stock of such class or series or of any other class or series.

Without limiting the generality of the foregoing authorizations, any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of a class or series of Preferred Stock may be made dependent upon facts ascertainable outside the board resolutions establishing such class or series, all to the fullest extent permitted by Delaware Law. Unless otherwise specified in the board resolutions establishing a class or series of Preferred Stock, holders of a class or series of Preferred Stock shall not be entitled to cumulate their votes in any election of directors in which they are entitled to vote and shall not be entitled to any preemptive rights to acquire shares of any class or series of capital stock of the Corporation.

ARTICLE 6.

In furtherance, and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, amend, alter, change, add to or repeal bylaws of the Corporation, without any action on the part of the stockholders. The bylaws made by the directors may be amended, altered, changed, added to or repealed by the stockholders. Any specific provision in the bylaws regarding amendment thereof shall be controlling.

Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

ARTICLE 7.

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law. This article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the effective date of this article.

Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director of the Corporation or is or was serving at the request of the Corporation as a director of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this article shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this article shall be a contract right.

The rights and authority conferred in this article shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

Neither any amendment, repeal or modification of the foregoing provisions of this article, nor any adoption of any provision of this certificate or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal, adoption or modification.

ARTICLE 8.

The Corporation acknowledges that Greenhill Capital Partners, L.P., LLR Equity Partners, L.P., and their respective affiliates, and their respective representatives or other designees serving on the Corporation’s board of directors, (i) identify investment opportunities in the regular course of their respective financial sponsorship businesses, (ii) are permitted to have, and may presently or in the future have, investments or other business relationships with third parties (including in areas in which the Corporation or any of its subsidiaries may presently or in the future engage in business), (iii) shall not be prohibited by virtue of their investments in the Corporation or their service on the Corporation’s board of directors from engaging in such activities or from pursuing any business opportunities arising therefrom and (iv) shall be under no obligation to inform the Corporation of such activities or business opportunities. The Corporation agrees that any business opportunities of which Greenhill Capital Partners, L.P., LLR Equity Partners, L.P., or any of their respective affiliates (including their respective portfolio companies), and their respective representatives or other designees serving on the Corporation’s board of directors, may become aware shall not be deemed corporate opportunities of the Corporation, and the Corporation hereby expressly renounces, to the fullest extent permitted by Delaware Law, any interest or expectancy in, or in being offered any opportunity to participate in, any such business opportunities.

ARTICLE 9.

The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and, with the sole exception of those rights and powers conferred under the above Articles 7 and 8, all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed in its corporate name this 11th day of October, 2001.

HEARTLAND PAYMENT SYSTEMS, INC.

By:	/s/ Martin J. Uhle
	Name:	Martin J. Uhle
	Title:	President

CERTIFICATE OF AMENDMENT

OF

THE CERTIFICATE OF INCORPORATION

OF

HEARTLAND PAYMENT SYSTEMS, INC.

Pursuant to Sections 242 of the General
Corporation Law of the State of Delaware

*  *  *  *  *

Heartland Payment Systems, Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

1.             Article 5 of the Corporation’s Certificate of Incorporation is hereby amended by inserting the following new paragraphs (d) and (e):

(d)           Conversion of Outstanding Series A Preferred Shares. Effective immediately upon the filing of this Certificate with the Secretary of State of the State of Delaware, each then outstanding share of Series A Preferred Stock par value $0.001 per share, of the Corporation shall, automatically and without any further action by the holders of such shares, be reclassified and converted into one share of Common Stock.  Such shares of Common Stock shall be deemed to be issued and outstanding for all purposes as of the date of such automatic conversion, and the certificates that theretofore represented shares of such converted Series A Preferred Stock shall thereafter represent the number of shares of Common Stock into which such shares have been converted.

(e)           Status of Converted Preferred Shares. All shares of Series A Preferred Stock reclassified and converted pursuant to the preceding paragraph (d) of this Article are hereby retired and shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series, subject to reissuance by the board of directors as shares of any one or more other series (including without limitation Series A).

2.             The foregoing amendment has been duly adopted to accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS. WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name this 11th day of October, 2001.

HEARTLAND PAYMENT SYSTEMS, INC.

By:	/s/ Martin J. Uhle
	Name:	Martin J. Uhle
	Title:	President

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